AMENDMENT NO. 1
                                    TO
                       AGREEMENT AND PLAN OF MERGER


     This AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER (this "Amendment"), dated as of June 30, 1999, is by and among Superior Energy Services, Inc., a Delaware corporation ("SESI"), Superior Cardinal Acquisition Company, Inc., a Delaware corporation and a wholly-owned subsidiary of SESI ("Sub"), Cardinal Holding Corp., a Delaware corporation ("Cardinal"), First Reserve Fund VII, Limited Partnership and First Reserve Fund VIII, L.P., each of which is a Delaware limited partnership (together, the "Funds").

                       W I T N E S S E T H:

     WHEREAS, the parties hereto have entered into that certain Agreement and Plan of Merger dated as of April 20, 1999 (the "Agreement"); and

     WHEREAS, the parties desire to amend the Agreement in the manner provided below;

     NOW, THEREFORE, the parties agree as follows:

     1.   Section 1.1 is amended to add the following defined terms:

          "Capital Contribution" shall have the meaning ascribed to it in Section 6.19(a) hereof.

          "Contributing Stockholders" shall have the meaning ascribed to it in Section 6.19(a) hereof.

          "EBITDA" shall have the meaning ascribed to it in Section 6.19(a) hereof.

          "EBITDA Notice" shall have the meaning  ascribed  to  it  in
     Section 6.19(d) hereof.

          "Neutral  Auditors" shall have the meaning ascribed to it in
     Section 6.19(f) hereof.

     2. The second sentence of Section 6.4(a) is amended to change the amount specified therein from "$45 million" to "$50 million."

     3. A new Section 6.19 shall be added to the Agreement to read in its entirety as follows:

          Section 6.19 POST-CLOSING CAPITAL CONTRIBUTION. (a) The Cardinal Stockholders listed on Section 6.19 of the Disclosure Schedule, a copy of which is attached hereto, (the "Contributing Stockholders") shall make a contribution to SESI's capital (the "Capital Contribution") if the EBITDA (earnings before interest, taxes, depreciation and amortization determined in accordance with generally accepted accounting principles as of the Closing Date, applied on a basis consistent with the practices of Cardinal for prior periods) generated by Cardinal and its direct or indirect subsidiaries during the fiscal year ending December 31, 2000 is less than $20 million.

          (b) If EBITDA generated during such fiscal year is less than $20 million, the amount of the Capital Contribution shall be $2 million plus (i) $1.50 for every $1.00 that EBITDA is less than $19 million but more than $16 million, (ii) $1.00 for every $1.00 that EBITDA is less than $16 million but more than $13 million, and (iii) $0.50 for every $1.00 that EBITDA is less than $13 million; provided however, that in no event shall the amount of the Capital Contribution exceed $10 million. If EBITDA generated during such fiscal year equals or exceeds $20 million, no Capital Contribution shall be made.

          (c) For purposes of determining EBITDA hereunder: (i) no expenses (including any general overhead expenses or any other expense or allocated charge of SESI or any other parent company of Cardinal or its affiliates) other than those actually incurred by Cardinal for goods and services provided at the request or with the approval of Cardinal's management for the operations of Cardinal shall be included for purposes of calculating EBITDA and
     (ii) to the extent that SESI or any parent company of Cardinal or its affiliates invest in, advance or contribute to Cardinal amounts in excess of Cardinal's net income after taxes plus depreciation and amortization for that period there shall be included an imputed interest expense to Cardinal equal to the average blended interest rate incurred during the period by SESI under its credit facilities.

          (d) Within 90 days following the close of the fiscal year ending December 31, 2000, SESI shall deliver to the Contributing Stockholders a consolidated income statement of Cardinal and its subsidiaries for such fiscal year accompanied by (i) a certification thereof by SESI's Chief Financial Officer to the effect that such income statement (A) has been prepared in conformity with generally accepted accounting principles as of the Closing Date, applied on a basis consistent with the practices of Cardinal for prior periods, and (B) fairly presents the results of Cardinal and its subsidiaries for the period then ended, (ii) a notice specifying the EBITDA for such fiscal year (the "EBITDA Notice") showing in reasonable detail the computation thereof to be accompanied by a certification by SESI's Chief Financial Officer that such computation was performed in a manner consistent with this Section 6.19 and with the preparation of Cardinal's consolidated financial statements and based on Cardinal's books and records, and (iii) a certification by SESI's Chief Financial Officer that the covenants of SESI set forth in subparagraph (i) below have been fulfilled.

          (e) During the preparation of the EBITDA Notice and the period of any review contemplated by this Section 6.19, SESI shall (i) provide the Contributing Stockholders and their authorized representatives, upon reasonable notice, full access during normal business hours to the books, records, facilities and employees of Cardinal and its subsidiaries and their independent accountants and their respective work papers to review the preparation of the EBITDA Notice and (ii) cooperate with the Contributing Stockholders and their authorized representatives, including the provision on a timely basis of all information reasonably requested by the Contributing Stockholders or their authorized representatives and necessary or useful in reviewing the preparation of the EBITDA Notice.

          (f) After receipt of the EBITDA Notice, the Contributing Stockholders shall have 30 days to review the EBITDA Notice, together with all the work papers used in the preparation thereof. Unless the Contributing Stockholders deliver a written notice to SESI on or before the 30th day after the Contributing Stockholders' receipt of the EBITDA Notice specifying in reasonable detail, all disputed items and the basis therefor, the Contributing Stockholders shall be deemed to have accepted and agreed to the EBITDA Notice. If the Contributing Stockholders so notify SESI of their objection to the EBITDA Notice, the Contributing Stockholders and SESI shall, within 30 days following such notice, attempt to resolve their differences and any resolution by them as to any disputed amounts shall be final, binding and conclusive. If at the end of such 30-day period, any amounts shall remain in dispute, then all amounts remaining in dispute and any dispute as to exclusions of or additions to revenue and any allocations of expenses contemplated by the definition of EBITDA shall be submitted to a firm of nationally recognized, independent public accountants selected (the "Neutral Auditors") by the Contributing Stockholders and SESI within ten days after the expiration of the 30-day period. If the Contributing Stockholders and SESI are unable to agree on the Neutral Auditors, then the Contributing Stockholders and SESI shall each have the right to request the American Arbitration Association to appoint the Neutral Auditor who shall not have had a material business relationship with the Contributing Stockholders, SESI or any of their respective Affiliates within the past two years. The parties hereto agree to execute, if requested by the Neutral Auditors, a reasonable engagement letter. All fees and expenses relating to the work, if any, to be performed by the Neutral Auditors shall be borne 50% by the Contributing Stockholders and 50% by SESI. The Neutral Auditors shall act as arbitrators to determine only those issues still in dispute between the Contributing Stockholders and SESI. The Neutral Auditors' determination shall be made within 30 days of their selection, shall be set forth in a written statement delivered to the Contributing Stockholders and SESI and shall be final, binding and conclusive.

          (g) The payment of the Capital Contribution, if any, shall be paid by wire transfer of immediately available federal funds to such account or accounts designated by SESI within 30 days following the later to occur of (i) the deliveries required by
     Section 6.19(d) and (ii) the resolution of any disputes pursuant to Section 6.19(f). Any payment of the Capital Contribution shall be allocated among the Contributing Stockholders in accordance with Section 6.19 of the Disclosure Schedule; and the obligation of each Contributing Stockholder to pay its percentage of the Capital Contribution shall be a several, and not joint, obligation, and in no event shall any Contributing Stockholder be liable for any other Contributing Stockholder's percentage of any Capital Contribution required to be paid hereunder.

          (h) Any action or notice required under this Section 6.19 to be taken or given by the Contributing Stockholders shall be deemed taken or given if taken or given by those Contributing Stockholders having at least 51% of the allocated percentages set forth in Section 6.19 of the Disclosure Schedule.

          (i) Superior covenants and agrees for the benefit of the Contributing Stockholders that following the Closing Date, it will use its reasonable best efforts to (A) cause Cardinal and its subsidiaries and their businesses to continue to be operated in the same manner as they were operated prior to the Closing Date, as if Cardinal continued to be a stand-alone business following the Closing Date, and, except with the approval of the Contributing Stockholders or with respect to any such businesses that have suffered a net loss for the most recent two consecutive fiscal quarters, not to discontinue, in whole or in part, any of their businesses as conducted as of the Closing Date; provided however, that Superior may combine Cardinal's P&A operations with those of Superior as long as in connection therewith, the EBITDA target set forth in subparagraph (a) above is modified to such number as may be mutually agreed to by SESI and the Contributing Stockholders to appropriately reflect such action; and (B) conduct its other operations and activities in the ordinary course consistent with past practices and not to take any actions inconsistent with such past practices that would interfere with the ability of Cardinal to achieve the EBITDA target set forth in subparagraph (a) above.

     5. Section 7.1(m) is amended to change the share number specified therein from "892,000" to "818,182."

     6.   Section 9.4(b) is amended to read  in  its  entirety  as follows:
"except as provided in Sections 6.16 and 6.19 hereof, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder."

     7. Except as expressly set forth herein, the terms and provisions of the Agreement are hereby ratified and confirmed.

     8. This Amendment shall be governed by, and shall be construed and enforced in accordance with, the substantive laws of the State of Delaware.

     9. Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Agreement. From and after the effectiveness of this Amendment, the terms "this Agreement", "hereof", "herein", "hereunder" and terms of like import, when used herein or in the Agreement shall, except where the context otherwise requires, refer to the Agreement, as amended by this Amendment.

     10. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same Amendment.


                              SUPERIOR ENERGY SERVICES, INC.


                              By:   /S/ ROBERT S. TAYLOR
                                          Robert S. Taylor
                             Vice President and Chief Financial Officer


                              SUPERIOR CARDINAL ACQUISITION
                              COMPANY, INC.


                              By:   /S/ ROBERT S. TAYLOR
                                          Robert S. Taylor
                                              Treasurer


                              CARDINAL HOLDING CORP.


                              By:    /S/ BEN A. GUILL
                                            Ben A. Guill
                                   Interim Chief Executive Officer


                              FIRST RESERVE FUND VII,
                              LIMITED PARTNERSHIP

                              By:  FIRST RESERVE GP VII, LIMITED
                                   PARTNERSHIP, its General Partner

                                   By:  FIRST RESERVE CORPORATION,
                                        its General Partner


                                        By:   /S/ BEN A. GUILL
                                                 Ben A. Guill
                                                   President


                              FIRST RESERVE FUND VIII, L.P.

                              By:  FIRST RESERVE GP VIII, L.P.,
                                   its General Partner

                                   By:  FIRST RESERVE CORPORATION,
                                        its General Partner


                                        By:   /S/ BEN A GUILL
                                                 Ben A. Guill
                                                   President

                           SCHEDULE 6.19


                                              MAXIMUM POTENTIAL
                                                POST-CLOSING
                                                   CAPITAL
  CONTRIBUTING STOCKHOLDER                       CONTRIBUTION              PERCENTAGE
----------------------------                  -----------------           ------------
First Reserve Fund VII, LP                    $      3,802,810                  38.0%
First Reserve Fund VIII, LP                          2,535,206                  25.4%
Kotts Capital Holdings, LP                           2,093,147                  20.9%
GE Capital Corporation                                 826,899                   8.3%
DLJ Investment Partners, L.P.                          450,206                   4.5%
DLJ Investment Funding, Inc.                            64,125                   0.6%
DLJ ESC, L.P.                                           42,812                   0.4%
Hibernia Corporation                                     9,627                   0.1%
Hibernia Capital Corporation                            17,260                   0.2%
Keith Acker                                             38,237                   0.4%
John R. Gunn                                            39,890                   0.4%
Robert J. Gunn                                          39,890                   0.4%
John F. Kerker                                          39,890                   0.4%
                                              ----------------            -----------

     Total                                    $     10,000,000            $    100.0%
                                              ================            ===========